Exhibit 99.1

BRADLEY PHARMACEUTICALS UPDATES STATUS OF PATENT LAWSUIT

Fairfield, NJ - April 25, 2003 - BRADLEY PHARMACEUTICALS, INC. (NASDAQ: BPRX) today announced that its motion for a preliminary injunction preventing Dermik Laboratories and Aventis Pharmaceuticals from allegedly infringing aspects of Bradley’s patent concerning the composition and use of its proprietary Carmol® 40 urea brand line has been denied.

Bradley Pharmaceuticals’ President and CEO, Daniel Glassman, stated, “While the U.S. District Court for the District of New Jersey’s ruling with respect to our request for a preliminary injunction is disappointing, the Court’s ruling is limited to our request for a preliminary injunction only. From the commencement of our lawsuit, Bradley recognized the extraordinary nature of the injunctive relief we were seeking and the extremely high burden of proof that we would have to satisfy at this early stage of litigation. Bradley continues to review with its advisors its strategies and alternatives with respect to this lawsuit.”

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any future approvals of generic versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.